Final Transcript

Conference Call Transcript EPCT — Q4 2008 EPICEPT CORP Earnings Conference Call Event Date/Time: Feb. 27. 2009 / 9:00AM ET

CORPORATE PARTICIPANTS

Greg Kelley

EPICEPT CORP — IR — Feinstein Kean Healthcare

Jack Talley

EPICEPT CORP — President, CEO

Bob Cook

EPICEPT CORP — CFO

CONFERENCE CALL PARTICIPANTS

Deiter Carolytz

Private Investor

Karen Lazardic

KLP Consulting Group — Analyst

William Juliano

Private Investor

PRESENTATION

Operator

Good morning. I will be your conference operator today. At this time, I would like to welcome everyone to the EpiCept Corporation fourth quarter and full year earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question-and-answer session. (Operator Instructions). Thank you. I would now like to turn the call over to Greg Kelley. Mr. Kelley, you may begin your conference.

Greg Kelley - EPICEPT CORP — IR — Feinstein Kean Healthcare

Thank you, operator. Good morning, everyone, and welcome to today’s call. Before we begin, I would like to caution you that the comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of EpiCept. I encourage you to review the Company’s filings with the Securities and Exchange Commission including without limitation the Company’s Form 10-K, Forms 10-Q which identify specific factors which may cause actual results or events to differ materially from those described in the forward-looking statements. The content of this conference call contains time sensitive information that is accurate only as of the date of the live call which is today, February 27, 2009. The Company undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call. With that, I would now like to turn the call over to Jack Talley, President and CEO of EpiCept. Jack, please go ahead.

Jack Talley - EPICEPT CORP — President, CEO

Good morning, and thank you for joining us today. I would like to take a few moments to provide you with an update on recent business, clinical and regulatory developments that have occurred at EpiCept, as well as give an overview of some of our key upcoming milestones for 2009. Following this update, I will ask Bob Cook, our CFO, to review our financials for the fourth quarter and the year 2008, which will be followed by a question-and-answer session.

I would like to begin today by updating you on Ceplene which last year became the first therapy approved in Europe to provide a clear benefit in terms of prolonging leukemia-free survival and preventing relapse among AML patients. We are working diligently to finalize our selection of a commercial partner for Ceplene in Europe. We view Ceplene as a crown jewel within EpiCept and are being very careful in our partner selection process to be sure that with optimally benefit the Company, our shareholders and ultimately AML patients.

We are in the advanced stages of negotiations with several parties, and have narrowed the process down to a select group of qualified partner candidates that have met the criteria we mapped out at the start of this process. Importantly, this includes having an infrastructure with established sales, medical, marketing and regulatory functions that can be immediately leveraged in the marketing of Ceplene in Europe. The fact that Ceplene offers a completely new treatment paradigm for AML patients is fundamental to its commercial potential. At the same time, it has also necessitated additional diligence on the part of potential partners to fully examine the scope of this exciting medical opportunity. While we are obviously very eager to proceed with the commercial launch of Ceplene in Europe, and are taking all possible steps to expedite this process, we are appreciative of the effort required on the part of these potential partners.

We believe that the strong interest shown by these parties provides further validation of the commercial promise of Ceplene. As we have previously stated, our expectation is that the drug should reach annual peak sales of at least $150 million or more in Europe for AML. We are pleased that this forecast continues to be independently validated by the expectations conveyed to us by several independent parties. We remain confident that we will be able to establish a partnership agreement that will provide a new and important revenue stream for EpiCept.

We expect that the package provided through this partnership will ultimately take the form of an upfront payment, product royalties, as well as income from the manufacturing of Ceplene, which collectively would provide both important short-term and ongoing revenue for our Company. I am pleased to report that while these negotiations move towards their conclusion, we have also been successful in our efforts to advance Ceplene in other key geographic markets.

Separately, we have already produced two commercial batches of Ceplene for the introduction of the product in Europe, and have scheduled a third production batch to commence later next month. In the last few months, we have announced successful meetings with regulators, from both the US FDA as well as Health Canada. As an outcome of these meetings, we now have permission to file a New Drug Application for Ceplene in the United States and a new drug submission for Ceplene in Canada. We are in the process currently of preparing these filings and expect to submit both applications this year.

In terms of clinical progress, I am pleased to report that the EMEA has approved the protocols relating to our first two post-approval commitments for Ceplene. We will begin in the second quarter of this year a single clinical trial in several centers in Europe that examines the impact of Ceplene aisle two on immunologic biomarkers in AML patients, as well as the effect of the drug on the emergence of minimal residual disease in AML. We expect to have a dedicated team of top rate hematologists working with the Company in this regard and I look forward to reporting our progress on this triumph.

We are also working towards exploring the utility of Ceplene in other hematologic disease. In this regard, we are finalizing our protocol with a prominent European clinical investigator to examine the effect of Ceplene when added to CellGene’s (inaudible) therapy in patients with myelodysplastic syndrome on disease progress. Again, we will share further information on this potential new use of Ceplene as appropriate in the future.

Looking at our other key pipeline candidates, we have made important progress to advance our topical analgesic, EpiCept NP1. Last month we announced that the Phase II-B trial for NP1 in post herpetic neuralgia or PHN met all of its primary end points. In this trial NP1 achieved statistically significant superior efficacy compared to placebo and demonstrated at least equivalent efficacy to the unit market leader Gabapentin or Neurontin with fewer DNS side effects than either placebo or Neurontin. These positive results added to a growing body of evidence demonstrating the long-term relief and benefits of NP1 against peripheral neuropathies. This includes the encouraging results we announced last year from a Phase II trial in NP1 in diabetic peripheral neuropathy or DPN which demonstrated a positive trend on pain relief that improved each week of the trial. We believe these data support the advancement of NP1 to pivotal Phase III trials and our intent is to secure a strategic partner to help share trial costs and to ultimately market the drug.

Moving on to our earlier stage cancer compounds, we are continuing our development of EPC2407, which earlier this month received the approved generic name of Crinobulin, from the United States Adopted Names Counsel, or USANC. A vascular disruption agent, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas, Crinobulin has been shown to have potent anti-tumor activity in both preclinical and early clinical studies. Last year we announced the preliminary results of a Phase I dose escalating monotherapy study in 33 patients in which visible radiographic evidence of vascular disruptive anti-cancer activity was observed. We are currently evaluating the pharmacokinetic and pharmacodynamic effects of Crinobulin with different dosage schedules from this study and expect to be in a position to initiate a Phase I B combination trial with other chemo therapeutic agents in the second half of this year.

Finally, our partner Myriad Genetics is also continuing its development of Azixa, our licensed compound for the treatment of primary brain cancer and metastatic cancer that has spread to the brain. Myriad is currently conducting Phase II trials for Azixa. If successful, these results are expected to advance Azixa to registration trials which would trigger the next milestone payable to EpiCept. I would now like to turn the call over to Bob Cook, who will walk us through the numbers for the fourth quarter and year end. Please go ahead, Bob.

Bob Cook - EPICEPT CORP — CFO

Thank you, Jack. I would like to briefly review with you our fourth quarter and year end 2008 financial results. For the fourth quarter of 2008, our net loss attributable to common stockholders totaled $5.4 million or $0.07 per share. For the full year, 2008, our net loss attributable to common stockholders was $25.4 million, or $0.41 per share. R&D expense in the fourth quarter decreased by approximately 17% or $0.6 million to $3 million, compared to $3.6 million in the fourth quarter of 2007.

This decrease was primarily related to lower clinical trial costs related to the Phase II-B trial of NP1 and the Phase I clinical trial of Crinobulin. Lower R&D expense in the fourth quarter contributed to lower R&D expenses for the full year 2008 compared with 2007. Our R&D clinical activity decreased, as we concluded our clinical trials for NP1 and our Phase I trial for Crinobulin. Our main focus during 2008 was on reaching a successful conclusion with the EMEA, regarding the marketing approval of Ceplene. As a result, our direct R&D expense declined about $1.9 million in 2008 compared with 2007. We also reduced our indirect expense by approximately $0.8 million, primarily due to lower stock compensation expense charges and lower facilities expense allocations.

In the fourth quarter 2008, our general and administrative expense decreased by 22% or $0.6 million to $2.1 million in the fourth quarter compared to $2.7 million in the fourth quarter of 2007. This decrease was primarily related to lower non-cash compensation charges, professional fees, Investor Relations costs, public Company reporting costs and consulting expenses. For the full year 2008, our G&A expense declined 18%, or $2.2 million to $9.6 million from $11.8 million as a result of our cost reduction efforts. Decreases were seen in virtually all areas of expense, including accounting, public reporting, personnel, Investor Relations and insurance.

During the fourth quarter of 2008, EpiCept used $3.7 million in net cash for operating activities. An average of $1.2 million per month. Net cash used in operating activities for the entire year 2008 was $15.6 million, compared with $25.8 million during 2007. We intend to keep our cash burn as low as possible, while we prepare for a European launch of Ceplene through a marketing partner.

In February 2009, EpiCept raised net proceeds of approximately $15.6 million before fees and expenses, from the public offering of $25 billion principal aggregate amount of convertible senior subordinated notes due February 2014 around 5.5 year warrants to purchase approximately 11.1 million shares of our common stock at an exercise price of $1.035 per share. Also, since January 1, of this year we have received proceeds of approximately $2.9 million for the exercise of common stock purchase warrants to purchase a total of 8.5 million shares of our common stock.

Our cash at December 31, 2008, plus the proceeds from the public offering and the exercises of the common stock purchase warrants to date, are expected to meet our projected operating requirements into the fourth quarter of this year. Additional 2009 funding for our operations is anticipated to be derived from sales of Ceplene in Europe, fees from our strategic partners, including a marketing partner for Ceplene in Europe, a strategic partnership with NP1 or funding through other strategic relationships or other arrangements.

We believe completing the public offering a few weeks ago was important to the Company from several aspects. It provided needed funding to the Company while we are in negotiations to partner Ceplene in Europe. It broke a historic pattern of completing relatively small financings on a frequent basis. It also enables us to refrain from seeking funding while financial market conditions remain extremely challenging. We were able to repay our outstanding obligations to our senior secured lender, resulting in the release of liens on our assets and intellectual property and as that debt converts to equity, it will improve our balance sheet and our financial position. In this regard, $11 million of that debt has already converted into equity. We are pleased to have completed the financing, despite the difficult market conditions that persist. And we look forward to meeting the important milestones that lie ahead of us that this funding supports.

Thank you very much for your attention. Operator, please open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). At this time, there are no questions in queue. (Operator Instructions). Your first question comes from the line of [Deiter Carolytz], a Private Investor.

Deiter Carolytz Private Investor

Good morning.

Operator

Your line is open.

Deiter Carolytz Private Investor

Thank you. Good morning, gentlemen. Quick question. Concerning how important it is for Ceplene to get the FDA approval, why are you guys waiting until the second half of 2009 to actually do the filing?

Jack Talley - EPICEPT CORP — President, CEO

The question is why are we waiting until the second half of 2009 to file the NDA for Ceplene given its importance. We met with the FDA for two days at the end of January to review the clinical, the preclinical, as well as the chemical and manufacturing and control sections of the proposed New Drug Application. Those of you who have followed the Company for some time may know that in December of 2004, the predecessor Company, Maxim Pharmaceuticals that we acquired went through a similar effort with the FDA in order to seek permission to file a New Drug Application for Ceplene and AML at that time. So we had some history as it relates to this use with Ceplene and the FDA to deal with.

I do think it was a productive discussion with the FDA. They do not simply want us to copy the marketing authorization application we submitted to the European. There are interesting additions that do not entail the conduct of additional clinical trials but there’s information that they have requested to put into the application that simply takes time. It’s not even a resource dependent request. It’s a time dependent request and that’s why we’re anticipating that the actual sequence of filings for Ceplene in North America is that we’ll first file the application in Canada and then we’ll file the new application in the US. But by no means are we delaying it or sitting on it or anything of that sort. We simply want to file in an expeditious manner a high quality application that maximizes its prospects for approval.

Operator

Your next question comes from the line of [Karen Lazardic] with KLP Consulting Group.

Karen Lazardic - KLP Consulting Group — Analyst

Hello, good morning.

Jack Talley - EPICEPT CORP — President, CEO

Hi, Karen.

Deiter Carolytz Private Investor

Hi. Just a quick question on your press release today. You indicate that the accounting firm is going to unqualified opinion but then you state that it would explain substantial doubt about your ability to continue as a going concern. Did you mean that they were going to file a qualified opinion?

Jack Talley - EPICEPT CORP — President, CEO

No, they’re going to file an unqualified opinion but there will be an explanatory paragraph that questions the going concern. A going concern opinion is not a qualified opinion. Those issues are different. We are essentially going to get the same type of opinion on our 2008 financials that we received on the 2007 and 2006 financials.

Karen Lazardic - KLP Consulting Group — Analyst

Okay. Perfect. Thank you.

Operator

(Operator Instructions). Your next question comes from the line of [William Juliano], a Private Investor.

William Juliano Private Investor

Yes, good morning.

Jack Talley - EPICEPT CORP — President, CEO

Good morning.

William Juliano Private Investor

Do you estimate turning the corner on this and producing a—?

Jack Talley - EPICEPT CORP — President, CEO

Sorry, your question cut off.

William Juliano Private Investor

Hello?

Jack Talley - EPICEPT CORP — President, CEO

Yes, could you repeat the question?

William Juliano Private Investor

Hello?

Jack Talley - EPICEPT CORP — President, CEO

Hello.

William Juliano Private Investor

Can you hear me?

Jack Talley - EPICEPT CORP — President, CEO

We can hear you now but your question cut off.

William Juliano Private Investor

Hello?

Jack Talley - EPICEPT CORP — President, CEO

Hello.

Greg Kelley - EPICEPT CORP — IR — Feinstein Kean Healthcare

We’re not hearing you.

William Juliano Private Investor

I withdraw my question.

Jack Talley - EPICEPT CORP — President, CEO

Okay.

Operator

At this time, there are no further questions in queue. (Operator Instructions). At this time, there are no questions in queue. Gentlemen, do you have any closing remarks?

Jack Talley - EPICEPT CORP — President, CEO

Yes, I do. Thank you for your participation in this morning’s call. At the start of this year and in recognition of the turbulent global financial conditions, we made the difficult, yet important, decision to discontinue our drug discovery operations based in San Diego and to sharply focus our development efforts towards the successful registration of Ceplene in North America, and the continuation of our most promising clinical program. As a result of this decision, and the revenue stream that will be afforded to us from our European licensing agreement for Ceplene, we believe that we are now well-positioned, both strategically and financially, to build value for our investors in 2009.

The key milestones that lie before us include the conclusion of a Ceplene licensing agreement for Europe, the regulatory advancement of Ceplene in North America, the formation of a strategic partnership to advance NP1 into Phase III clinical trials and the initiation of a Phase I B combination trial for Crinobulin, are all important and achievable steps in our efforts to unlock the promise of our diversified product portfolio. We will continue to pursue the successful execution of these milestones with all of our energies and look forward to sharing our progress with you in the weeks and months ahead. Operator, you may end the call.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.